[ARTHUR ANDERSEN LLP LOGO]

June 7, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read the third and fourth paragraphs of Item 4 included in the Form 8—K/A dated June 7, 2002 of Ostex International, Inc. and are in agreement with the statements that refer to our firm.

Very truly yours,

/s/ Arthur Andersen LLP

Arthur Andersen LLP

cc:	Tom Bologna Chief Executive Officer Ostex International, Inc.